UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                             Commission File Number 1-13662

                Boise Cascade Office Products Corporation
       ____________________________________________________________
           (Exact name of registrant as specified in its charter)


800 West Bryn Mawr Avenue, Itasca, Illinois 60143           630/773-5000
__________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          7.05% Notes Due 2005
__________________________________________________________________________
                (Title of each class covered by this Form)


                                 None
__________________________________________________________________________
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [ X ]   Rule 12h-3(b)(1)(i)   [ X ]
         Rule 12g-4(a)(1)(ii)  [   ]   Rule 12h-3(b)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]   Rule 12h-3(b)(2)(i)   [   ]
         Rule 12g-4(a)(2)(ii)  [   ]   Rule 12h-3(b)(2)(ii)  [   ]
                                       Rule 15d-6            [   ]


     Approximate number of holders of record as of the certification or notice date: 34


     Pursuant to the requirements of the Securities Exchange Act of 1934, Boise Cascade Office Products Corporation has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 2, 2000                 /s/ Matthew R. Broad
                                      Matthew R. Broad, Corporate Secretary